BURDETT, MORGAN & THOMAS, LLP

ATTORNEYS AT LAW
THOMAS L. BURDETT, P.C.	3423 S. SONCY RD., SUITE 300 AMARILLO, TEXAS 79119 PHONE (806) 358-8116 FAX (806) 358-3154 FAX (806) 358-1901	CERTIFIED - TEXAS BOARD OF LEGAL SPECIALIZATION
GERALD G. MORGAN, JR., P.C. (a)
PAUL H. WILLIAMSON, P.C.		(a) ESTATE PLANNING & PROBATE LAW
TODD W. BOYKIN, P.C. (b,c)		(b) COMMERCIAL REAL ESTATE LAW
JEFFREY S. EGGLESTON, P.C.		(c) RESIDENTIAL REAL ESTATE LAW
WYATT L. BROOKS, P.C. (d)		(d) CIVIL TRIAL LAW
LEWIS COPPEDGE, P.C. (e)		(e) PERSONAL INJURY TRIAL LAW
JASON D. MEREDITH
SAMUEL S. KARR (f)		(f) ALSO LICENSED IN ARKANSAS
AUSTIN C. EVANS
AIMEE L. VAN WINKLE

WARLICK THOMAS (RET. 1999)

July 1, 2003

Church Loans & Investments Trust
5305 I-40 West
Amarillo, Texas 79106

RE:      Registration of 7,000,000 Certificates of Beneficiary Interest ("Shares") of Church Loans & Investments Trust ("Church Loans")

Dear Sirs:

         We have acted as counsel for Church Loans in connection with the preparation of a Registration Statement on SEC Form S-11 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933 of 7,000,000 Shares of Church Loans & Investments Trust.

         In our capacity as counsel to Church Loans, we have examined:

  The Registration Statement;

  The Best Efforts Underwriting Agreement entered into by and between Church Loans and Great Nation Investment Corporation;

  The Shares; and

  The originals, or copies identified to our satisfaction, of such trust records of Church Loans, documents, certificates, representations, agreements and governing instruments as we have deemed necessary as the basis for the opinion hereinafter expressed.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and authenticity of the originals of such latter documents. As to any facts and material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Church Loans and others.

Church Loans & Investments Trust
July 1, 2003

_______________

         Our opinion set forth below is limited to the laws of the State of Texas and the federal laws of the United States.  We have not expressed any opinion herein concerning any other laws.

         Based upon the foregoing, and having regard for such legal considerations as have deemed relevant, we are of the opinion that the Shares have been duly authorized, and, if, as and when issued in accordance with the Registration Statement and related Prospectus, and fully paid for, will have been legally issued and be fully paid and non-assessable Shares of Church Loans.

         We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and the use of our name under "Experts and Legal Counsel" in the Prospectus included as part of the Registration Statement.

Sincerely yours, Burdett, Morgan & Thomas, L.L.P. BY: /s/ Gerald G. Morgan, Jr. Gerald G. Morgan, Jr.